Exhibit 99.1

Feldman Financial Advisors, Inc.

1001 Connecticut Avenue, NW, Suite 840

Washington, DC  20036

(202) 467-6862 • Fax (202) 467-6963

October 14, 2015

Old Line Bancshares, Inc.

1525 Pointer Ridge Place

Bowie, Maryland  20716

Re:  Consent of Feldman Financial Advisors, Inc.

Ladies and Gentleman:

We hereby consent to the inclusion of our opinion letter to the board of directors of Regal Bancorp, Inc. as an Annex to the proxy statement/prospectus included in the Registration Statement on Form S-4 and amendments thereto as filed with the Securities and Exchange Commission by Old Line Bancshares, Inc., relating to its shares of common stock to be issued in the proposed merger of Regal Bancorp, Inc. with Old Line Bancshares, Inc., and to the references to such opinion and the quotation or summarization of such opinion contained therein.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

ct to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

Sincerely,

Feldman Financial Advisors, Inc.